UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

TOMI ENVIRONMENTAL SOLUTIONS, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

TOMI ENVIRONMENTAL SOLUTIONS, INC.

8430 Spires Way

Frederick, Maryland 21701

(800) 525-1698

__________________________________

INFORMATION STATEMENT

June 5, 2026

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF TOMI ENVIRONMENTAL SOLUTIONS, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

__________________________________

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

IN LIEU OF SHAREHOLDER MEETING

This Information Statement is being made available to the holders of record of the outstanding shares of common stock, $0.01 par value per share (our “Common Stock”), of TOMI Environmental Solutions, Inc., a Florida corporation (the “Company”), as of the close of business on May 19, 2026 (the “Record Date”).

The purpose of this Information Statement is to advise the Company’s shareholders that on June 4, 2026, in accordance with Section 607.0704 of the Florida Business Corporations Act (the “FBCA”), that shareholders of the Company holding a majority of the voting power of the Company as of the Record Date (the “Consenting Shareholders”) approved the following corporate actions (the “Corporate Actions”):

1.

The potential issuance, in accordance with Nasdaq Stock Market Listing Rule 5635(d) (“Rule 5635(d)”), of in excess of 19.99% of the Company’s Common Stock pursuant to that certain purchase agreement, dated November 5, 2025, by and between the Company and Hudson Global Ventures, LLC (the “ELOC Purchase Agreement”).

2.

The authorization of the Company’s Board of Directors (the “Board”) to effect one or more reverse stock splits of the issued and outstanding shares of Common Stock, at a ratio of any whole number in the range of 1-for-3 (1:3) to 1-for-6 (1:6) (each, a “Reverse Stock Split”) to be effected at any time or times within one year from the date of such approval, with such timing and ratios to be determined in the discretion of the Board for all shareholders as of the date of the effectiveness of the Reverse Stock Split, with the right to abandon the Reverse Stock Split, if the Board, in its discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company or its shareholders, and approval of an amendment to the Company’s Restated Articles of Incorporation, as amended, with respect to such Reverse Stock Split (the “Reverse Stock Split Amendment”).

The enclosed Information Statement contains information pertaining to the matters acted upon. Your vote or consent is not requested or required to approve the matters described herein. The accompanying Information Statement, which describes the Corporate Actions in more detail, is being furnished to all of our shareholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shareholders of record at the close of business on the Record Date are entitled to receive this Information Statement. Accordingly, the Corporate Actions will not be submitted to the other shareholders of the Company for a vote.

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The accompanying Information Statement shall be considered the notice required under Section 607.0704 of the FBCA.

Pursuant to Rule 14c-2 of the Exchange Act, the actions described herein will not become effective until at least 20 calendar days following the date on which this Information Statement is first mailed to our shareholders of record. This Information Statement will be mailed on or about June 5, 2026, to our shareholders of record as of the Record Date.

By order of the Board of Directors

/s/ Halden S. Shane
Halden S. Shane
Chief Executive Officer and Chairman of the Board of Directors
June 5, 2026

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TOMI ENVIRONMENTAL SOLUTIONS, INC.

8430 Spires Way

Frederick, Maryland 21701

(800) 525-1698

__________________________________

INFORMATION STATEMENT

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

IN LIEU OF SHAREHOLDER MEETING

GENERAL INFORMATION

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR VOTING CAPITAL STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS OR APPRAISAL RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

This information statement is being furnished in connection with the action by written consent of shareholders holding a majority of our voting capital stock taken without a meeting (the “Written Consent”) of certain actions described in this Information Statement. We are mailing this Information Statement to our shareholders of record as of May 19, 2026 (the “Record Date”).

What is the Purpose of this Information Statement?

This Information Statement is being furnished pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify the Company’s shareholders as of the Record Date of certain corporate actions to be taken pursuant to the consents or authorizations of shareholders representing a majority of the voting rights of the Company’s outstanding capital stock.

What actions were taken by written consent?

Effective as of June 4, 2026, we obtained consent from holders of a majority of the voting capital stock of the Company approving the following corporate actions (the “Corporate Actions”):

1.

The potential issuance, in accordance with Nasdaq Stock Market Listing Rule 5635(d) (“Rule 5635(d)”), of in excess of 19.99% of the Company’s Common Stock pursuant to that certain purchase agreement, dated November 5, 2025, by and between the Company and Hudson Global Ventures, LLC (the “ELOC Purchase Agreement”).

2.

The authorization of the Company’s Board of Directors (the “Board”) to effect one or more reverse stock splits of the issued and outstanding shares of Common Stock, at a ratio of any whole number in the range of 1-for-3 (1:3) to 1-for-6 (1:6) (each, a “Reverse Stock Split”) to be effected at any time or times within one year from the date of such approval, with such timing and ratios to be determined in the discretion of the Board for all shareholders as of the date of the effectiveness of the Reverse Stock Split, with the right to abandon the Reverse Stock Split, if the Board, in its discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company or its shareholders, and approval of an amendment to the Company’s Restated Articles of Incorporation, as amended, with respect to such Reverse Stock Split (the “Reverse Stock Split Amendment”).

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How many shares of voting capital stock were outstanding on the date of the consent?

On the date of the written consent, which is the Record Date and the date we received a copy of the consent of the holders of a majority of the voting power of capital stock, there were issued and outstanding 23,320,465 shares of Common Stock and 63,750 shares of Series A Preferred Stock (collectively, the “Voting Stock”). Each share of the Voting Stock entitles the holder to one vote per share; therefore, on the Record Date, the total voting capital stock issued and outstanding amounted to 23,384,215 shares with total voting power of 23,384,215 votes.

What vote was obtained to approve the Corporate Actions as described in this Information Statement?

We obtained the written consent in lieu of a meeting of 12,295,800 shares of Voting Stock, representing approximately 52.58% of the voting power of our shareholders (the “Consenting Shareholders”). Under Section 607.0704 of the Florida Business Corporations Act (the “FBCA”) and the Amended Certificate of Incorporation, the affirmative vote of the shareholders holding at least a majority of the voting power of the Company entitled to vote constitutes the vote required to approve the Corporate Actions.

Who is entitled to notice?

Each holder of an outstanding share of Voting Stock, as of the Record Date, will be entitled to notice of the matter voted upon.

Is consent to action in lieu of a meeting authorized under Florida law?

Section 607.0704 of the FBCA provides that any action required or permitted to be taken at a meeting of shareholders of a corporation may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding shares of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Exchange Act to the Company’s shareholders as of the Record Date. The Corporate Actions described herein will be effective approximately 20 days after the mailing of this Information Statement.

Who is bearing the cost of mailing this Information Statement?

The entire cost of furnishing this Information Statement will be borne by the Company.

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APPROVAL OF POTENTIAL ISSUANCE OF COMMON STOCK IN EXCESS OF EXCHANGE CAP PURSUANT TO THE ELOC PURCHASE AGREEMENT

Equity Line of Credit

On November 5, 2025, we entered into the ELOC Purchase Agreement with Hudson Global Ventures, LLC (“Hudson Global”) for the potential sale and issuance of up to $20,000,000 in shares of Common Stock (the “Purchase Shares”). Pursuant to the Written Consent, the Consenting Shareholders have approved the issuance of more than 4,043,018 Purchase Shares, which represents 19.99% of the outstanding shares of Common Stock as of the date the ELOC Purchase Agreement was executed.

Under the terms and subject to the conditions of the ELOC Purchase Agreement, we have the right, but not the obligation, to sell to Hudson Global, and Hudson Global is obligated to purchase up to $20,000,000 of Common Stock. Such sales of Common Stock by us, if any, will be subject to certain limitations set forth in the ELOC Purchase Agreement, and may occur from time to time, at our sole discretion, over the 24-month period commencing on the date of the ELOC Purchase Agreement, including that a registration statement covering the resale by Hudson Global of shares of Common Stock that have been and may be issued to Hudson Global under the ELOC Purchase Agreement, which we agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC (the date on which all of such conditions were satisfied, the “Commencement Date”).

From and after the Commencement Date, we may from time to time on any business day, by written notice deliver by us to Hudson Global, direct Hudson Global to purchase between $25,000 and $2,000,000 of shares of Common Stock on such business day, at a purchase price per share that will be equal to 92% of the average of the three lowest trading prices of the Company’s Common Stock on the Principal Market (as defined therein) during the ten trading days immediately preceding the respective Put Date (as defined therein).  In February 2026, we made our first draw generating gross proceeds of $94,130.

We will control the timing and amount of any sales of Common Stock to Hudson Global pursuant to the ELOC Purchase Agreement. Hudson Global has no right to require us to sell any shares of Common Stock to Hudson lobal, but Hudson Global is obligated to make purchases as we direct, subject to certain conditions.

Actual sales of shares of Common Stock to Hudson Global will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our operations. The net proceeds under the ELOC Purchase Agreement to us will depend on the frequency and prices at which we sell shares to Hudson Global. We expect that any proceeds received by us from such sales to Hudson Global will be used to support our operations, for working capital and for other general corporate purchases.

The aggregate number of shares that we can issue to Hudson Global under the ELOC Purchase Agreement may in no case exceed 4,043,018 shares (subject to adjustment as describe above) of Common Stock (which is equal to approximately 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the ELOC Purchase Agreement) (the “Exchange Cap”), unless shareholder approval is obtained, pursuant to Nasdaq Listing Rule 5635(d), to issue Purchase Shares above the Exchange Cap.

The ELOC Purchase Agreement prohibits us from directing Hudson Global to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by Hudson Global (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Hudson Global beneficially owning more than 4.99% of the outstanding shares of Common Stock.

Hudson Global has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sales of the Common Stock during the term of the ELOC Purchase Agreement.

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Under the Registration Rights Agreement, we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of all of the shares of Common Stock that may, from time to time, be issued or become issuable to Hudson Global under the ELOC Purchase Agreement and the Registration Rights Agreement. The Registration Rights Agreement requires that we file, within 45 days after signing, a resale registration statement and use commercially reasonable efforts to have such resale registration statement declared effective by the SEC as soon as practicable. We filed a registration statement on Form S-3 (the “Registration Statement”) on November 14, 2025, and the Registration Statement was declared effective by the SEC on December 8, 2025.

The ELOC Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. We have the right to terminate the ELOC Purchase Agreement at any time, subject to certain conditions, and the ELOC Purchase Agreement shall terminate at the end of the Commencement Period (as defined therein).

The foregoing descriptions of the ELOC Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as Exhibits 10.10 and 10.11, respectively, to our Current Report on Form 8-K filed on November 12, 2025. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Shareholders Entitled to Receive Notice of Action by Written Consent

Under Section 607.0704 of the FBCA, our Restated Articles of Incorporation and our Amended Bylaws, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the action is taken by the holders of outstanding shares of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. Prompt notice of any action so taken by written consent must be provided to all holders of our Voting Stock as of the Record Date.

Nasdaq Listing Requirements and the Necessity of Shareholder Approval

Pursuant to Rule 5635(d), if an issuer intends to issue securities in a transaction which could result in the issuance of 20% or more of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the Minimum Price for such stock, the issuer generally must obtain the prior approval of its shareholders. The number of Purchase Shares to be issued to Hudson Global pursuant to the ELOC Purchase Agreement could result in the issuance of a number of shares exceeding the threshold and pricing for which shareholder approval is required under Rule 5635(d). To ensure compliance with Rule 5635(d), on June 4, 2026, the Consenting Shareholders approved, by the Written Consent, the issuance of up to $20,000,000 million of Purchase Shares pursuant to the ELOC Purchase Agreement.

Effective Date of Action by Written Consent

Per Rule 14c-2 under the Exchange Act, the corporate action taken by the Written Consent becomes effective no earlier than twenty (20) calendar days after the first mailing or delivery of this Information Statement to holders of Voting Stock as of the Record Date. This Information Statement provides a comprehensive overview of the action approved by the holder of a majority of our outstanding Common Stock.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the ELOC Purchase Agreement.

Dissenter’s Rights of Appraisal

Shareholders do not have any dissenter’s rights or appraisal rights in connection with the approval of the issuance of Purchase Shares.

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AUTHORIZATION OF POTENTIAL REVERSE STOCK SPLIT

General

On May 16, 2026, the Board recommended, and on June 4, 2026, the Consenting Shareholders approved, believing it to be in the best interests of the Company and its shareholders, the authorization of the Board, in its sole and absolute discretion, and without further action of the shareholders, of management to file an amendment to our Amended Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock, as well as our issued and outstanding Series A Preferred Stock, each at a ratio between 1-for-3 (1:3) to 1-for-6 (1:6) (the “Reverse Stock Split”) to be determined by the management, for the sole purpose of meeting the minimum bid price required to list our Common Stock on Nasdaq Capital Market (“Nasdaq”), as described below.  The holders of the Company’s Common Stock and Series A Preferred Stock, each voting as a separate class, approved the Reverse Stock Split by a majority of their respective voting power.

The Articles of Amendment to our Restated Articles of Incorporation to effect the Reverse Stock Split of our issued and outstanding Common Stock and Series A Preferred Stock will be substantially in the form set forth on Appendix A, a copy of which is attached hereto, to be filed with the Department of State of the State of Florida.

In determining whether to effect the Reverse Stock Split, our Board and the management may consider, among other things, factors such as:

•	the initial listing requirements of various securities exchanges;
•	the historical trading price and trading volume of our Common Stock;
•	the number of shares of our Common Stock and Series A Preferred Stock outstanding;
•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;
•	the anticipated impact of the Reverse Stock Split ratio on our ability to reduce administrative and transactional costs; and
•	prevailing general market and economic conditions.

Our Board reserves the right to elect to abandon the Reverse Stock Split, if it determines, in its sole discretion at any time prior to the twelve months from the date of shareholder approval, that the Reverse Stock Split is no longer in the best interest of the Company and its shareholders. Any fractional shares will be rounded up to the next whole number. The actual number of outstanding shares of our Common Stock and Series A Preferred Stock after giving effect to the Reverse Stock Split, however, will depend on the ratio that is ultimately determined by our Board.

Background and Reasons for and Effect of the Reverse Stock Split

As previously disclosed on a Current Report on Form  8-K filed November 17, 2025, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the preceding 30 consecutive business days, the closing bid price for the Company’s Common Stock was below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”).  The Company had been provided an initial period of 180 calendar days, or until May 18, 2026 to regain compliance with the Bid Price Requirement. If, at any time before the Compliance Date, the closing bid price for the Common Stock is at least $1.00 for a minimum of 10 consecutive business days, the Staff will provide the Company written confirmation of compliance with the Bid Price Requirement.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

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The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, the likely effect of such results on the market price of our Common Stock, and our ability to regain compliance with the minimum bid price requirements. In addition, the Board may also delegate the authority to the management to determine the precise timing for effecting the Reverse Stock Split. The Company will only implement the Reverse Stock Split if it believes it is necessary to comply with Nasdaq’s minimum bid price requirement.  If the Company is able to regain compliance earlier or by other means, the Company will not effectuate the Reverse Stock Split.

The Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our shareholders. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the reverse stock split will produce or maintain the desired results. See “Certain Risks Associated with a Reverse Stock Split.” However, our Board believes that the benefits to the Company and our shareholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect a reverse stock split.

Potential Risks from the Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase our stock price for a sustained period and, if applicable, have the desired effect of maintaining compliance with Nasdaq Rules. However, the effect of the Reverse Stock Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of our Common Stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Reverse Stock Split and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the desirability of our Common Stock to certain potential investors, we cannot assure you that, if implemented, our Common Stock will be more attractive to institutional and other long-term investors. Even if we implement the Reverse Stock Split, the market price of our Common Stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of our Common Stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Stock Split is consummated and the trading price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Additionally, we may be delisted due to a failure to meet continued listing requirements, including Nasdaq requirements related to the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders.

The proposed Reverse Stock Split may decrease the liquidity of our Common Stock and result in higher transaction costs. The liquidity of our Common Stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if a Reverse Stock Split is implemented, it will increase the number of our shareholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of our Common Stock described above.

The effective increase in the authorized number of shares of our Common Stock as a result of the Reverse Stock Split could have anti-takeover implications. The implementation of a Reverse Stock Split will result in an effective increase in the authorized number of shares of our Common Stock available for issuance, which could, under certain circumstances, have anti-takeover implications. The additional shares of Common Stock that would become available for issuance if a Reverse Stock Split is implemented and could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further shareholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities that is not approved by the Board, give certain holders the right to acquire additional shares of our Common Stock at a low price. The Board also could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board.

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Procedure and Board Discretion to Implement the Reverse Stock Split

The Reverse Stock Split, if approved by our shareholders, would become effective upon the filing (the “Effective Time”) of an articles of amendment to our Restated Articles of Incorporation, as amended, with the Department of State of the State of Florida. The exact timing of the filing of the articles of amendment that will effect the Reverse Stock Split will be determined by our Board based on its evaluation as to when, if at all, such action will be the most advantageous to us and our shareholders. In addition, our Board reserves the right, without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the articles of amendment to our Restated Articles of Incorporation, as amended, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Reverse Stock Split. If the articles of amendment effecting the Reverse Stock Split have not been filed with the Department of State of the State of Florida by the close of business twelve months from the date of such approval, our Board will abandon the Reverse Stock Split.

Principal Effect of the Reverse Stock Split on Holders of Outstanding Common Stock and Series A Preferred Stock

If the Board elects to effect the Reverse Stock Split, the number of outstanding shares of Common Stock will be reduced to 1-for-3 (1:3) to 1-for-6 (1:6) of the current number of outstanding shares of Common Stock, subject to the treatment of fractional shares, while the number of authorized shares of Common Stock will remain at 250,000,000, and the number of outstanding shares of Series A Preferred Stock will be reduced to 1-for-3 (1:3) to 1-for-6 (1:6) of the current number of outstanding shares of Series A Preferred Stock, subject to the treatment of fractional shares, while the number of authorized shares of Series A Preferred Stock will remain at 1,000,000. As of the effective time of the Reverse Stock Split, we would also adjust and proportionately decrease the number of shares of our Common Stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire our Common Stock. We would also proportionately reduce the number of shares that are issuable on vesting of outstanding restricted stock units.

The Reverse Stock Split would be effected simultaneously for all outstanding shares of our Common Stock and Series A Preferred Stock. The Reverse Stock Split will affect all holders of our Common Stock and Series A Preferred Stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except that, as described below in “Fractional Shares,” record holders of Common Stock and Series A Preferred Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number. In addition, the Reverse Stock Split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares). Additionally, the par value of our Common Stock and Series A Preferred Stock will remain unchanged. The Reverse Stock Split would not change the terms of our Common Stock and Series A Preferred Stock. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

After the effective time of the Reverse Stock Split, our Common Stock will have a new CUSIP number, which is a number used to identify our equity securities, and investors holding stock certificates with the older CUSIP number will need to exchange them for stock certificates with the new CUSIP numbers by following the procedures described below.

Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of the Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act, and following the Reverse Stock Split, we would continue to be subject to the periodic reporting requirements of the Exchange Act.

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Based on our Voting Stock outstanding as of the Record Date, giving effect to the Reverse Stock Split at a ratio of 1-for-6 (1:6), without giving effect to the treatment of fractional shares, would result in 3,886,744 issued and outstanding shares of our Common Stock and 10,625 issued and outstanding of Series A Preferred Stock.

Our directors and executive officers have no substantial interests, directly or indirectly, in the Reverse Stock Split, except to the extent of their ownership in shares of our Common Stock and securities convertible or exercisable for our Common Stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Stock Split as all other outstanding shares of our Common Stock, securities convertible into or exercisable for our Common Stock, and our Series A Preferred Stock.

Beneficial Holders of Common Stock (i.e., shareholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split. Shareholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. shareholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These shareholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Shareholders who hold shares electronically in book-entry form with our transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of Common Stock upon the Reverse Stock Split, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Shareholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a shareholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to our transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Shareholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these shareholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

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SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, we will round up to the next whole number. No cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split ratio, subject to our treatment of fractional shares.

Accounting Consequences

The proposed articles of amendment to our Restated Articles of Incorporation, as amended, will not affect the par value per share of our Common Stock, which will remain $0.01, or Series A Preferred Stock, which will also remain $0.01. As a result, as of the Effective Time, the stated capital attributable to Common Stock and Series A Preferred Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock and Series A Preferred Stock outstanding. The shares of Common Stock or Series A Preferred Stock held in treasury, if any, will also be reduced proportionately based on the ratio of the Reverse Stock Split. We will reclassify prior period per share amounts and the Consolidated Statement of Shareholders’ Equity (Deficiency) for the effect of the Reverse Stock Split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain material U.S. federal income tax considerations of the Reverse Stock Split applicable to U.S. holders (as defined below). This discussion does not purport to be a complete analysis of all potential tax consequences that may be relevant to a U.S. holder. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. holder. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the Reverse Stock Split.

This discussion is limited to U.S. holders that hold Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. holder’s particular circumstances, including the impact of the alternative minimum tax, the rules related to “qualified small business stock” within the meaning of Section 1202 of the Code or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. holders subject to special rules, including, without limitation:

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•	U.S. expatriates and former citizens or long-term residents of the United States;
•	U.S. holders whose functional currency is not the U.S. dollar;
•	Persons holding Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	brokers, dealers or traders in securities;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell Common Stock under the constructive sale provisions of the Code;
•	persons who hold or received Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Common Stock generally should not recognize gain or loss upon the Reverse Stock Split. A U.S. holder’s aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of the Common Stock surrendered, and such U.S. holder’s holding period in the shares Common Stock received should include the holding period in the shares of Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. holders of shares of Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

As noted above, we will not issue fractional shares in connection with the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares will be automatically entitled to receive an additional fraction of a share of Common Stock to round up to the next whole post-split share. The U.S. federal income tax treatment of the receipt of such a fractional share in a Reverse Stock Split is not clear. It is possible that the receipt of such an additional fraction of a share of Common Stock may be treated as a distribution taxable as a dividend or as an amount received in exchange for Common Stock. We intend to treat the issuance of such an additional fraction of a share of Common Stock in the Reverse Stock Split as a non-recognition event, but there can be no assurance that the Internal Revenue Service or a court would not successfully assert otherwise.

Potential Anti-Takeover Effect

Even though a potential Reverse Stock Split would result in an increased proportion of unissued authorized shares to issued shares, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company), the Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and our shareholders.

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No Appraisal Rights

Our shareholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide shareholders with any such right.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters discussed herein except to the extent of their ownership of shares of our Common Stock and Series A Preferred Stock.

Discretionary Authority of the Board to Abandon Reverse Stock Split

The Board reserves the right to abandon the Reverse Stock Split without further action by our shareholders at any time before the effectiveness of the filing of an articles of amendment to our Restated Articles of Incorporation, as amended, with the Department of State of the State of Florida.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of May 8, 2026, by (a) each shareholder who is known to us to own beneficially 5% or more of our outstanding Common Stock; (b) all directors; (c) our named executive officers; and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of our Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of our Common Stock. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of our Common Stock that such person has the right to acquire within 60 days of May 8, 2026.

Applicable percentage ownership is based on 23,100,465 shares of common stock and 63,750 shares of Series A preferred stock outstanding at May 8, 2026. In computing the number of shares of Voting Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Voting Stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of May 8, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address of each person or entity in the following table is c/o TOMI Environmental Solutions, Inc., 8430 Spires Way., Suite N, Frederick, MD 21701.

	Shares Beneficially Owned				% of Total
	Common Stock		Series A Preferred Stock		Voting
Name of Beneficial Owner	Shares	% of Class	Shares	% of Class	Power(1)
5% Shareholders:
Lau Sok Huy(2)	2,170,139	9.4%	—	—	9.4%
John F. Nelson(3)	1,469,664	6.4%	—	—	6.3%
Named Executive Officers and Directors:
Halden S. Shane(1)(4)	4,204,416	17.2%	63,750	100.0%	17.4%
Elissa J. Shane(5)	431,414	1.9%	—	—	1.8%
Niroshan Srirathan	0	*	—	—	*
Francesco Fragasso(6)	30,000	*	—	—	*
Harold Paul(7)	91,300	*	—	—	*
Lim Boh Soon(8)	208,524	*	—	—	*
Executive Officers and Directors as a Group(9)	4,965,654	20.2%	—	—	20.4%

* Denotes ownership of less than 1%.

(1)

Percentage of total voting power represents voting power with respect to all shares of our Common Stock and Series A Preferred Stock, as a single class. The holders of Common Stock and Series A Preferred Stock are each entitled to one vote per share.

(2)	Based on a Schedule 13D filed with the SEC by Lau Sok Huy on August 1, 2017, as amended. The address of the shareholder is 96 Robinson Road #11-04, SIF Building, Singapore 068899.

(3)	Based on a Schedule 13G filed with the SEC by John F. Nelson on July 23, 2025. The address of the shareholder is 3610 Deerpath Road, Middleton, WI 53562.

(4)

Consists of: (i) 2,538,166 shares of Common Stock held of record by Dr. Shane; (ii) 187,500 shares of Common Stock held of record by the Shane Family Trust; (iii) 125,000 shares of Common Stock held of record by Belinha Shane; and (iv) 1,353,750 shares of Common Stock issuable upon the exercise of warrants and options to purchase Common Stock held by Dr. Shane that are exercisable or will become exercisable within 60 days of May 8, 2026. Dr. Shane is a co-trustee of the Shane Family Trust and may be deemed to share voting and investment power over the securities held by the trust. Belinha Shane is Dr. Shane’s wife. Dr. Shane disclaims ownership of such shares held by his wife, except to the extent of his pecuniary interest.

(5)

Consists of: (i) 267,664 shares of Common Stock held of record by Ms. Shane; and (ii) 163,750 shares of Common Stock issuable upon the exercise of warrants and options to purchase Common Stock held by Ms. Shane that are exercisable or will become exercisable within 60 days of May 8, 2026.

(6)	Consists of: 30,000 shares of Common Stock held of record by Mr. Fragasso.

(7)	Consists of: 91,300 shares of Common Stock held of record by Mr. Paul.

(8)	Consists of: 208,524 shares of Common Stock held of record by Dr. Lim.

(9)

Consists of: (i) 3,448,154 shares of Common Stock; (ii) 987,500 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock; and (iii) 530,000 shares of Common Stock issuable upon exercise of stock options that are exercisable or will become exercisable within 60 days of May 8, 2026.

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FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement includes forward-looking statements. You can identify the Company’s forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecasted in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Securities and Exchange Commission (the “Commission”) has adopted rules that permit companies to deliver a single Information Statement to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the Information Statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the Information Statement either now or in the future, please contact our Corporate Secretary either by calling (800) 252-1698 or by mailing a request to Attn: TOMI Environmental Solutions, Inc., 8430 Spires Way, Frederick, Maryland 21701, Attention: Corporate Secretary. Upon written or oral request to the Corporate Secretary, the Company will promptly provide a separate copy of the Information Statement. In addition, shareholders at a shared address who receive multiple copies of the Information Statement may request to receive a single Information Statement in the future in the same manner as described above.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the Commission. The Commission maintains a web site on the Internet (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (also known as “EDGAR”).

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The Company will make available a copy of the documents we file with the Commission on the “Investor Relations” section of our website at www.urban-gro.com/as soon as reasonably practicable after filing these materials with the Commission. The information provided on our website is not part of this Information Statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge on our website.

By order of the Board of Directors

/s/ Halden S. Shane
Halden S. Shane
Chief Executive Officer and Chairman of the Board of Directors
June 5, 2026

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Appendix A

 CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

TOMI ENVIRONMENTAL SOLUTIONS, INC.

TOMI ENVIRONMENTAL SOLUTIONS, INC., a Florida corporation (the “Company”), hereby adopts the following Certificate of Amendment to its Articles of Incorporation, as amended on September 19, 2011, and as further amended on October 30, 2019 and September 10, 2020, pursuant to the provisions of the Florida Business Corporation Act:

1. Amendment. The provisions of Article IV immediately following the first sentence are hereby deleted in their entirety and replaced with the following (the “Amendment”):

“The Company is authorized to issue 250,000,000 shares of Common Stock (the “Common Stock”). The par value of the Common Stock remains $0.01 per share.

The Company is authorized to issue 1,000,000 shares of cumulative, convertible $0.01 Preferred A Stock (the “Series A Preferred Stock”). The Series A Preferred Stock (as adjusted in connection with the Reverse Stock Split (as defined below) and any reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Series A Preferred Stock that occur after the date hereof) is convertible into shares of Common Stock at a conversion ratio of one (1) share of Series A Preferred Stock for one (1) share of Common Stock (as adjusted in connection with the Reverse Stock Split and any reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date hereof). The Series A Preferred Stock has no dividend attached.

The Company is authorized to issue 4,000 shares of Series B Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock shall be convertible at an exchange rate of 200 shares of Common Stock for each share of Series B Preferred Stock and have a stated value per share of $1,000. The Series B Preferred Stock shall carry a cumulative dividend of 7.5% per annum and shall be senior in liquidation preference to the Common Stock and equal in liquidation preference to all other authorized class of preferred stock. The dividend is payable in-kind, at the election of the Company.

On the close of business on the date this Certificate of Amendment is filed with the Florida Department of State (the “Effective Time”): (i) each [__] ([__]) shares of Common Stock issued and outstanding or held by the Company in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Company, be combined and converted into one (1) share of validly issued, fully paid and non-assessable Common Stock, subject to the treatment of fractional share interests as described below; and (ii) each [__] ([__]) shares of Series A Preferred Stock issued and outstanding or held by the Company in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Company, be combined and converted into one (1) share of validly issued, fully paid and non-assessable Series A Preferred Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock or Series A Preferred Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock or Series A Preferred Stock as a result of the Reverse Stock Split shall instead be entitled to receive the nearest larger whole number of shares of Common Stock or Series A Preferred Stock, respectively.”

2. Approval of Amendment. The Amendment was approved and adopted by all of the directors of Company on  _____, 202[__], and was approved and adopted by the required vote of the shareholders of the Company on _____, 202[__].

3. Effective Time and Date of Amendment. The Amendment shall become effective as of the close of business on the date this Certificate of Amendment is filed with the Florida Department of State.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of __________, 202[__].

TOMI ENVIRONMENTAL SOLUTIONS, INC.
a Florida corporation
By:
	Name:	Halden S. Shane
	Title:	Chief Executive Officer and Chairman of the Board

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